Exhibit 10.9
CONSENT AND
AMENDMENT NO. 2 TO THE
SECOND LIEN CREDIT AGREEMENT
Dated as of May 18, 2007
          CONSENT AND AMENDMENT NO. 2 TO THE SECOND LIEN CREDIT AGREEMENT (this “Agreement”) among ASTORIA GENERATING COMPANY ACQUISITIONS, L.L.C., a Delaware limited liability company (the "Borrower”), ASTORIA GENERATING COMPANY HOLDINGS, L.L.C. (the “Parent”), the other Guarantors (as defined in the Credit Agreement referred to below), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”) as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).
          PRELIMINARY STATEMENTS:
          (1) The Borrower, the Guarantors, the Lenders, The Bank of New York (“BONY”), as Collateral Agent, MSSF, as Structuring Agent, Goldman Sachs Credit Partners L.P. (“Goldman Sachs”), as Syndication Agent, Morgan Stanley & Co. Incorporated (“MS&Co.”) and Goldman Sachs, as Joint Book Running Managers, MS&Co., Goldman Sachs, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and BNP Paribas (“BNP Paribas”) as Joint Lead Arrangers, MLPF&S and BNP Paribas, as Documentation Agents, and MSSF, as Administrative Agent for the Lenders, have entered into a Second Lien Credit Agreement dated as of February 23, 2006 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Agreement have the same meanings as specified in the Credit Agreement.
          (2) The Parent has entered into that certain Agreement and Plan of Merger, dated as of February 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Astoria Merger Agreement”), with US Power Generating Company (“US PowerGenCo”), EBG Holdings LLC (“EBG”), EBG Merger LLC, a wholly owned Subsidiary of US PowerGenCo, (“EBG MergerCo” and, together with Astoria MergerCo, the Parent, US PowerGenCo and EBG, the “EBG Merger Parties”) and Astoria MergerCo, a wholly owned Subsidiary of US PowerGenCo, pursuant to which the EBG Merger Parties have agreed to certain transactions including (a) the merger of the Parent with Astoria MergerCo with and into the Parent, with the Parent being the surviving entity (the “Astoria Merger”), and (b) the merger of EBG with EBG MergerCo, with EBG being the surviving entity.
          (3) The Borrower has requested that (a) the Credit Agreement be amended to (i) permit the transactions contemplated by the Astoria Merger Agreement and certain other related transactions, (ii) amend the definition of Change of Control as more fully set forth herein, (iii) clarify the ability of the Borrower and its Subsidiaries to enter into Capitalized Leases and grant certain Liens in connection therewith, (iv) permit the Borrower and its Subsidiaries to secure Permitted Commodity Hedge Agreements with the Collateral on a second lien basis pari passu with the Loan Documents, (v) modify the Borrower’s ability to make dividends or cash payments to the Parent with respect to Excess Cash Flow not required to be applied to prepay or cash collateralize the Obligations of the Borrower under the Transaction Documents and (vi) make certain technical, conforming and clarifying modifications or amendments, including without limitation those necessary to effectuate the Astoria Merger, (b) the Required Lenders consent to, and authorize and direct the Agents to enter into an amendment and restatement of the Intercreditor Agreement to (i) clarify the ability of the Borrower to amend and/or refinance Debt outstanding under the Transaction Documents and (ii) provide for second-priority Liens on the Collateral to secure Permitted Commodity Hedge Agreements as described in clause (a)(iv) above and (c) the Required Lenders consent to the Astoria Merger.
          (4) The Required Lenders, on the terms and conditions stated below, (a) are willing to consent to the Astoria Merger and to consent to, and authorize and direct the Agents to enter into a second amendment and restatement of the Intercreditor Agreement, and (b) and the Borrower and the Guarantors are willing to agree to amend the Credit Agreement as hereinafter set forth.
          SECTION 1. General Amendments to Credit Agreement. Upon the Amendment Effective Date (as defined below in Section 4), the Credit Agreement is hereby amended as follows:
          (a) Preliminary Statement (4) is amended by deleting the phrase “(the “First Lien Facilities”)”.
          (b) Section 1.01 is amended by inserting the following definitions in the appropriate alphabetical order:
     “Amended and Refinanced” means and includes, in respect of any Obligation, or the agreement or contract pursuant to which such Obligation is incurred, (a) such Obligation (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, refinanced, replaced, refunded or repaid from time to time and (b) any other Obligation issued in exchange or replacement for or to refinance such Obligation, in whole or in part, whether with same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent not prohibited under the terms of the Loan Documents then in effect.
     “Agreement” has the meaning specified in the recitals hereto.
     “Available Excess Cash Flow” means, as of any date of determination, an amount equal to the sum of (a) the Excess Cash Flow for each Calculation Period ending after the “Amendment Effective Date” (as defined in the Consent Agreement) and prior to such date of determination minus (b) the amount of any Voluntary Prepayments made after the first day of the initial Calculation Period described in clause (a) and on or prior to such date of determination minus (c) the aggregate amount of mandatory prepayments of the Advances made or required to have been made under Section 2.06(b)(i) of this Agreement and mandatory prepayments or cash collateralization of the First Lien

Obligations made or required to have been made pursuant to Section 2.06(b)(i) of the First Lien Credit Agreement (or comparable section in an Amended and Refinanced First Lien Credit Agreement) , in each case with respect to any Calculation Period described in clause (a) and on or prior to such date of determination minus (d) the amount of any cash dividends or payments made to the Parent after such Amendment Effective Date and on or prior to such date of determination pursuant to Section 5.02(g)(v).
     “Consent Agreement” means that certain Consent and Amendment No. 2 to the Second Lien Credit Agreement, dated as of May 18, 2007, by and among the Borrower, the Guarantors, the Lenders party thereto, Astoria MergerCo and the Administrative Agent.
     “Non-Consenting Lender” has the meaning specified in Section 9.07(l).
          (c) Section 1.01 is further amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text in each such definition:
     “Calculation Period” means with respect to (a) the first Excess Cash Flow Payment Date occurring in any Fiscal Year, the last two fiscal quarters of the Parent of the immediately preceding Fiscal Year and (b) the second Excess Cash Flow Payment occurring in any Fiscal Year, the first two fiscal quarters of the Parent occurring in such Fiscal Year.
     “Excess Cash Flow Payment Date” means each of the 60th day following the end of the second fiscal quarter of each Fiscal Year and the 120th day following the end of each Fiscal Year, commencing with the first such date occurring after December 31, 2006.
     “First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of February 23, 2006, among the Borrower, MSSF, as administrative agent, BONY, as collateral agent, the lenders party thereto and certain others, as Amended and Refinanced pursuant to a Permitted Refinancing.
     “First Lien Facilities” means the $650,000,000 first lien secured credit facility with MSSF, as administrative agent, the lenders party thereto and certain others, as Amended and Refinanced.
     “First Lien Loan Documents” means the First Lien Credit Agreement, the First Lien Security Agreement and all other instruments, agreements and other documents evidencing or governing the First Lien Obligations (or any other obligations which are permitted to be secured by the Collateral on a first lien basis) or providing for any guaranty or other right in respect thereof, in each case as Amended and Refinanced pursuant to a Permitted Refinancing.

     “First Lien Security Agreement” has the meaning specified in the Intercreditor Agreement.
     “Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year; provided that for the avoidance of doubt, the fiscal year ending on December 31, 2006 shall be the period commencing with the Effective Date and ending on December 31, 2006.
     “Special LC Facility” means a first lien senior secured letter of credit facility in an initial stated amount of $150,000,000 to be entered into on the Effective Date, as Amended and Refinanced .
     “Special LC Facility Administrative Agent” means MSCS in its capacity (together with any successors in such capacity) as administrative agent on behalf of the Special LC Facility Lenders.
     “Special LC Facility Documents” means the Special Letter of Credit Facility dated as of February 23, 2006 among the Borrower, the Parent and the Special LC Facility Lender Parties, as Amended and Refinanced.
     “Special LC Issuing Bank” has the meaning specified in the Special LC Facility Documents.
     “Term C Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as Amended and Refinanced.
     “Voluntary Prepayments” means, with respect to any Calculation Period, the amount of all optional prepayments of the First Lien Term Facilities made pursuant to Section 2.06(a) of the First Lien Credit Agreement during such Calculation Period plus the amount of all optional prepayments of the Facility made pursuant to Section 2.06(a) during such Calculation Period.
          (d) Section 5.01(m) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (m) Interest Rate Hedging. Enter into on or before the date that is 75 days following the Effective Date, and maintain at all times thereafter until the third anniversary of the Effective Date, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent, covering a notional amount sufficient to cause not less than 50% of the Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as of the Effective Date to bear interest at a fixed rate (taking into account any such Debt that by its terms bears interest at a fixed rate) .

          (e) Section 5.02(a)(x) is amended by inserting the text that appears below as bolded and underlined text:
     (1) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any Loan Party in the ordinary course of business securing the purchase price of such property or equipment or securing Debt incurred by the Borrower or any Loan Party solely for the purpose of financing a Permitted Acquisition; provided, however, (a) no such Lien shall extend to or cover any property other than the property or equipment that is the subject of the Permitted Acquisition; (b) the aggregate principal amount of the Debt secured by Liens permitted by this clause (x)(1) shall not exceed the amount permitted under Section 5.02(b)(xiii)(1) at any time outstanding; (c) such Debt when incurred shall not exceed the purchase price of the property or equipment financed; and (d) such Debt shall not be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (2) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(xiii)(2); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;
          (f) Section 5.02(a)(i) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (i) Liens created under the Collateral Documents; provided that (A) such Liens only secure Debt permitted under Sections 5.02(b)(i), 5.02(b)(iii), 5.02(b)(iv) and 5.02(b)(v); provided, further that the aggregate amount of Debt outstanding under Sections 5.02(b)(iii) and 5.02(b)(iv) that are secured by the Liens created under the Collateral Documents shall not exceed, when taken together, $384,000,000 at any one time outstanding, (B) such Liens shall be subject to the terms of the Intercreditor Agreement and (C) any lender, issuing bank, or counterparty to any Permitted Commodity Hedging Agreement or Hedge Agreement (or an agent therefor) with respect to such Debt shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a First Lien Secured Party (as defined in the Intercreditor Agreement) thereunder;
          (g) Section 5.02(a)(ii) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (ii) Liens created under the First Lien Loan Documents (including but not limited to any Permitted Refinancing thereof); provided that (A) such Liens only secure Debt permitted under Section 5.02(b)(ii), 5.02(b)(iv) and 5.02(b)(v), (B) such Liens shall be subject to the terms of the Intercreditor Agreement and (C) any lender, issuing bank or counterparty to any Permitted Commodity Hedge Agreement or Hedge Agreement (or an agent therefor) shall have become a party to the Intercreditor Agreement as, and shall have the obligations of a Second Lien Secured Party (as defined in the Intercreditor Agreement) thereunder;

          (h) Section 5.02(a)(iii) is deleted in its entirety and substituted with the following bolded and underlined text:
          (iii) [Intentionally Omitted].
          (i) Section 5.02(a)(xi) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
          (xi) Liens existing on the Effective Date and listed on Schedule 4.01(t) and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property and (B) the renewal, extension or modification of the obligations secured or benefited by such Liens is permitted under the Loan Documents;
          (j) Section 5.02(a)(xv) is amended by inserting the text that appears below as bolded and underlined text:
     (xv) Liens on ( or deposits of cash or Cash Equivalents) insurance proceeds (whether accrued or not), rights or claims against an insurer or other similar assets securing insurance premium financings, deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business, or obligations or Debt incurred pursuant to Section 5.02(b)(xii)(B);
          (k) Section 5.02(b)(ii) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (ii) Debt under the First Lien Loan Documents (including but limited to any Permitted Refinancing thereof) in an aggregate principal amount that is not in excess of $780,000,000 ;
          (l) Section 5.02(b)(xii) is amended by inserting the text that appears below as bolded and underlined text:
     (xii) (A) contingent obligations under or in respect of surety bonds, appeal bonds, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business in connection with bids, projects, leases and similar commercial contracts and (B) obligations incurred in the ordinary course to finance insurance premiums, to the extent not constituting Debt for Borrowed Money;
          (m) Section 5.02(b)(xiii) is amended by inserting the text that appears below as bolded and underlined text:
     (xiii) (1) Debt secured by Liens permitted by Section 5.02(a)(x) not to exceed in the aggregate, when taken together with any Debt outstanding pursuant to clause (2) below, $300,000,000 at any time outstanding and (2) (A) Capitalized Leases not to exceed in the aggregate $100,000,000 at any time outstanding; provided, that, (A)

immediately after giving effect to the incurrence of such Debt, the Parent shall be in pro forma compliance with the covenants set forth in Section 5.04 hereof, (B) at the time of the incurrence of such Debt and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (C) in the case of Debt permitted by this Section 5.02(b)(xiii) in a principal amount in excess of $10,000,000, a Responsible Officer of the Borrower shall have delivered an officer’s certificate certifying as to the matters set forth in clauses (A) and (B) above in form and detail reasonably satisfactory to the Administrative Agent.
     (n) Section 5.02(g)(v) is amended in full to read as follows:
     (v) the Borrower may at any time make cash dividends or payments to the Parent and purchase, redeem or otherwise acquire its own Equity Interests, or otherwise make any payments on behalf, or for the benefit of, the Parent, in an amount not to exceed the amount of Available Excess Cash Flow as of the relevant date of determination;
          (o) Section 5.03(b) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (b) Annual Financials. Within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year, for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of a Public Accountant, (ii) with respect to Fiscal Year 2006 and thereafter, a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default under Section 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default under Section 5.04 has occurred and is continuing, a statement as to the nature thereof, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower and checked by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, if, as a matter of policy, the Public Accountant ceases to provide such certificates to clients generally (and not just to the Borrower), the Borrower shall not be required to provide the certificate described in this clause (ii) but shall provide a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04 and provided further, that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP and (iii) a certificate of the senior Financial Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Loan Parties have taken and proposes to take with respect thereto. If as a result of a change in generally accepted accounting principles, the Borrower is required to provide a reconciliation of financial statements as required by clause (ii) hereof or clause (c) below, and the Borrower shall so request, the Administrative Agent and the Lenders shall negotiate in good faith to amend the financial covenants in Section 5.04 and any other requirements of the Loan Documents affected by such change in generally accepted accounting principles to preserve the original intent thereof in light of such change in generally accepted accounting principles (subject to the approval of the Administrative Agent) and thereafter, the Borrower shall not be required to provide such reconciliations.
          (p) Section 5.03(c) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (c) Quarterly Financials. Within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified by the senior Financial Officer of the Parent as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments and absence of footnotes), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Loan Parties have taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
          (q) Section 9.07 is amended by adding at the end thereof the following new clauses (l) and (m):
     (l) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge, or termination, which pursuant to the terms of Section 9.01 requires the consent of all of the Lenders directly affected

(other than any Defaulting Lender) and with respect to which the Required Lenders shall have granted their consent, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Advances and Term C Commitments to one or more Eligible Assignees; provided that (i) all Obligations (other than contingent Obligations, if any) of the Borrower and the other Loan Parties owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon plus a prepayment premium, if any, required to be paid under Section 2.06(a)(ii) and (iii) the replacement Lender shall consent to the proposed amendment, waiver, discharge or termination. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with the other provisions of this Section 9.07.
     (m) If the Borrower wishes to replace the Advances or Term C Commitments under the Facility with advances or commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Advances or reducing or terminating the Term C Commitments to be replaced, to (i) require the Lenders under the Facility to assign such Advances or Term C Commitments to the Administrative Agent or its designees (it being agreed and acknowledged that neither the Administrative Agent nor any other Person shall be under any duty to accept such assignment) and (ii) amend the terms thereof in accordance with Section 9.01. Pursuant to any such assignment, all Advances and Term C Commitments to be replaced shall be repaid at their then outstanding principal amount (allocated among the Lenders under the Facility in the same manner as would be required if such Advances were being optionally prepaid or such Term C Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon, a prepayment premium, if any, required to be paid under Section 2.06(a)(ii) and any amounts owing pursuant to Section 9.04(c). By receiving such payments, the Lenders under the Facility shall automatically be deemed to have assigned the Advances or Term C Commitments under the Facility pursuant to the terms of the form of Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral in connection with any such replacement described herein.
          SECTION 2. Merger Amendments to the Credit Agreement. Upon the Merger Effective Date (as defined below in Section 4), the Credit Agreement is hereby amended as follows:
          (a) Section 1.01 is amended by inserting the following definitions in the appropriate alphabetical order:

     “Astoria EBG Permitted Transactions” means arrangements or agreements between one or more of the Parent, EBG, US PowerGenCo, and each of their respective Subsidiaries, regarding tax sharing, cost sharing or allocation for services, common personnel, insurance (including any directors’ and officers’ liability insurance), cost of facilities (including without limitation the lease of offices at 505 Fifth Avenue, New York, NY) and any and all other shared or common overhead costs and expenses on fair and equitable terms.
     “Astoria Merger” means the consummation of the merger of the Parent with and into Astoria MergerCo in compliance in all material respects with the terms and conditions contemplated by the Astoria Merger Agreement.
     “Astoria Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 28, 2007, by and among the Parent, US PowerGenCo, EBG, EBG MergerCo and Astoria MergerCo, as amended.
     “Astoria MergerCo” means Astoria Merger LLC, a wholly owned Subsidiary of US PowerGenCo.
     “Astoria Merger Effective Date” means the date on which the EBG Merger Transactions are consummated in accordance with the terms of the Astoria Merger Agreement.
     “Astoria NewCo” means New Astoria Generating Company Holdings, L.L.C., a Delaware limited liability company, which as of the Astoria Merger Effective Date will own 46% of the Equity Interests in US PowerGenCo.
     “EBG” means EBG Holdings, LLC, a Delaware limited liability company.
     “EBG MergerCo” means EBG Merger LLC, a Delaware limited liability company.
     “EBG Merger Costs” means any and all financing, advisory, management, consulting, structuring, transaction, arranging, (including, without limitation, upfront financing fees), accounting, legal, transfer or mortgage recording fees, costs, taxes and/or expenses, and any and all other fees, costs, taxes and/or expenses incurred by or owed by the Parent or any of its Subsidiaries and/or EBG or any of its Subsidiaries (including fees and expenses of other Persons paid or reimbursed payable or reimbursable by the Parent or any of its Subsidiaries and/or EBG or any of its Subsidiaries) owed to any Person and incurred at any time in connection with the EBG Merger Transactions.
     “EBG Merger Transactions” means the Astoria Merger and each of the other transactions contemplated by the Astoria Merger Agreement (which transactions, for the avoidance of doubt, include any amendments to the limited liability company agreement of the Parent for purposes of providing for an independent member or director (or other similar designation), and any other amendments reasonably related to the foregoing).

     “Integration Costs” means (a) non-recurring cash charges resulting from severance, integration and other adjustments made as a result of the EBG Merger Transactions and/or (b) costs for public company compliance work, including under the Sarbanes-Oxley Act of 2002, in connection with a Qualifying IPO.
     “Qualifying IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common equity of US PowerGenCo pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering).
     “Qualifying IPO Costs” means any and all reasonable and customary out-of-pocket costs, including advisory and consulting fees, incurred by US PowerGenCo or any of its Subsidiaries in preparation for a Qualifying IPO, other than any such payments as would customarily be made from the proceeds received in connection with a Qualifying IPO.
     “US PowerGenCo” means US Power Generating Company, a Delaware corporation, which as of the Astoria Merger Effective Date will own 100% of the Equity Interests in each of Parent and EBG.
          (b) Section 1.01 is further amended by amending the following definitions by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text in each such definition:
     “Change of Control” means the occurrence of any of the following: (a) prior to a Qualifying IPO, (i) MDP shall cease to own directly or indirectly at least 50% of the percentage of the Voting Interests in the Parent that it held as of the Effective Date , (ii) any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that, upon consummation, will result in MDP ceasing to own directly or indirectly at least 50% of the percentage of the Voting Interests in the Parent that it held as of the Effective Date, or (iii) MDP shall cease to control fundamental management decisions of the Borrower; (b) (i) after a Qualifying IPO, MDP shall cease to own directly or indirectly 35% of the Voting Interests in US PowerGenco and (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than MDP shall have acquired, directly or indirectly, beneficial ownership of a percentage of the Voting Interests in US PowerGenCo in an amount greater than the percentage of the Voting Interests in the Parent beneficially owned and controlled, directly or indirectly, on an aggregate basis by MDP; (c) at any time, the Parent shall cease to own 100% of the Equity Interests in the Borrower or (d) US PowerGenCo shall cease to own 100% of the Equity Interests of the Parent; provided that, neither the entering into, nor the consummation of the EBG Merger Transactions shall constitute a Change of Control for any purpose under this Agreement or any of the other Loan Documents.

     “EBITDA” means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss), (b) interest expense, (c) to the extent deducted in calculating net income, income tax (including unincorporated business tax) expense plus the aggregate amount of tax distributions to equity holders in respect thereof, (d) depreciation expense, (e) amortization expense, (f) impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (g) unrealized losses from hedges and other financial derivatives, market-to-market activity and lower of cost or market adjustments, (h) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or charge of any stock option, stock appreciation rights or similar arrangements), (i) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and other out-of-pocket costs and expenses of the Parent or Borrower (including expenses of third parties paid or reimbursed by the Parent or Borrower) incurred solely as a result of the Transaction which are incurred by the Effective Date and deducted from net income during the fiscal years ending December 31, 2005 and/or December 31, 2006, (j) EBG Merger Costs in an aggregate amount not to exceed $60,000,000, (k) Qualifying IPO Costs and/or placement or underwriting fees, commissions, premiums and expenses incurred in connection with a Qualifying IPO and only to the extent such fees were expensed or invoiced, (l) Integration Costs in an amount not to exceed $15,000,000, (m) charges for amortization of contractual obligations, (n) non-recurring cash charges resulting from severance, integration and other adjustments made as a result of the Transaction or any Permitted Acquisitions that are consummated, (o) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and related out-of-pocket expenses of the Borrower and its subsidiaries (including expenses of third parties paid or reimbursed by the Parent or Borrower) incurred as a result of Permitted Acquisitions that are consummated and (p) transition expenses in an aggregate amount not to exceed $1,000,000 incurred after the Effective Date, to the extent, in the case of clauses (b) through (p), that such items were deducted in calculating net income (or net loss) for such period and, in each case of the Borrower and its Subsidiaries, determined, to the extent that generally applicable accounting principles are applicable, in accordance with GAAP for such period. EBITDA for the second fiscal quarter of 2005 shall be deemed to be $53,000,000; EBITDA for the third fiscal quarter of 2005 shall be deemed to be $123,000,000; and EBITDA for the fourth fiscal quarter of 2005 shall be deemed to be $41,000,000.
     “Equity Investors” means (i) for purposes of the Effective Date, MDP and US Power Generating Company, LLC or (ii) at all other times, any Person from time to time holding Equity Interests, directly or indirectly, in US PowerGenCo or the Parent.
     “Equity Issuance” means any sale or issuance of any Equity Interests by any Loan Party, other than any such issuance in connection with the exercise of stock options granted to employees or directors of any Loan Party. For the avoidance of doubt, and notwithstanding any other term or condition in this Agreement or the other Loan Documents, any such issuance necessary in connection with the EBG Merger Transactions shall (a) be permitted by this Agreement and the other Loan Documents, and (b) shall not be considered an Equity Issuance hereunder (including without limitation for purposes of the “Equity Proceeds” definition.
     “Excess Cash Flow” means, for any Calculation Period,
          (a) the sum of:
     (i) Consolidated net income (or loss) of the Parent and its Subsidiaries for such period plus
     (ii) the aggregate amount of all non cash charges deducted in arriving at such Consolidated net income (or loss) plus
     (iii) if there was a net increase in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net increase plus
     (iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net decrease plus
     (v) any Capex Carryover from a prior period permitted to be used for Capital Expenditures during such period to the extent not so used during such period less
     (b) the sum of:
     (i) the aggregate amount of all non cash credits included in arriving at such Consolidated net income (or loss) plus
     (ii) if there was a net decrease in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net decrease plus
     (iii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net increase plus
     (iv) the aggregate amount of Capital Expenditures of the Parent and its Subsidiaries paid in cash during such period solely to the extent permitted by this Agreement plus
     (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the Parent and its Subsidiaries made during such period plus

     (vi) the aggregate principal amount of all optional prepayments of Funded Debt of the Parent and its Subsidiaries (other than Funded Debt that is revolving in nature and other than Voluntary Prepayments) made during such period plus
     (vii) the aggregate principal amount of all commitment reductions in the First Lien Revolving Credit Facility made during such period or, if less, the amount of mandatory prepayments of the First Lien Revolving Credit Facility resulting from such commitment reductions plus
     (viii) the aggregate principal amount of all mandatory prepayments of the Facility and of the First Lien Term Facilities, in each case, made during such period in respect of Asset Sale Proceeds, Equity Proceeds, Insurance Proceeds and Eminent Domain Proceeds, in each case, to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period plus
     (ix) the Capex Carryover for such period plus
     (x) the amount of any tax distributions made by the Borrower to the Parent during such period pursuant to Section 5.02(g)(vi)(B) plus
     (xi) the aggregate principal amount of optional prepayments of the First Lien Revolving Credit Facility made during such period; provided that this clause shall only apply in the event and to the extent that prepayments of the First Lien Revolving Credit Facility made since the Effective Date do not exceed the aggregate amount of the First Lien Revolving Credit Facility drawn on the Effective Date; plus
     (xii) to the extent not deducted in arriving at Consolidated net income (or loss) for such period, the amount of (A) any EBG Merger Costs in an aggregate amount not to exceed $60,000,000, (B) any Qualifying IPO Costs and (C) any Integration Costs in an aggregate amount not to exceed $15,000,000.
     “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Fee Letter, (f) the Intercreditor Agreement and (h) the Consent Agreement, in each case as Amended and Refinanced.
     “Parent” has the meaning specified in the Preliminary Statements, and solely for purposes of the definition of “ERISA Event,” clause (b)(x) of the definition of Excess Cash Flow and Sections 5.02(e)(iii), 5.02(g)(iv), 5.02(g)(v) and 5.02(g)(vi), shall include US PowerGenCo.
          (c) Section 4.01(r)(i) is amended by inserting the text that appears below as bolded and underlined text:

     (i) Except as provided on Part I of Schedule 4.01(r), neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders or any tax sharing agreement that is a Astoria EBG Permitted Transaction.
          (d) Section 5.01(j) is amended by inserting the text that appears below as bolded and underlined text:
     (j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that for the avoidance of doubt the EBG Merger Transaction and any Astoria EBG Permitted Transactions shall be deemed to satisfy this covenant.
          (e) Section 5.01(o) is amended by inserting the following additional sentence at the end thereof:
     Notwithstanding anything in this Section 5.01(o) to the contrary, the EBG Merger Transaction and each of the Astoria EBG Permitted Transactions shall be deemed permitted under the terms of this Section 5.01(o).
          (f) Section 5.01 is amended by adding at the end thereof the following new clause (u):
     (u) Parent Affiliate Transactions. The Parent shall, with respect to any Affiliates (other than any of its Subsidiaries): (i) maintain books and records separate from those of such Affiliates, (ii) at all times hold itself out to the public as a legal entity separate and distinct from any of such Affiliates (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery), and cause such Affiliates to do the same; (iii) not commingle its assets with assets of any such Affiliates; and (iv) keep minutes of all meetings of its members.
          (g) Section 5.02(e)(iii) is amended by inserting the text that appears below as bolded and underlined text:
          (iii) any Loan Party may make any asset disposition to any other Loan Party (other than to the Parent), provided that notwithstanding the foregoing, the Borrower may make any cash payments to the Parent to the extent expressly permitted under the Loan Documents.
          (h) Section 5.02(g)(v) is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     (v)(A) the Borrower may make at any time cash dividends or payments to the Parent to enable the Parent, or may make payments directly on behalf or for the benefit of the Parent, to pay any EBG Merger Costs up to an aggregate amount not to exceed $60,000,000, Integration Costs in an aggregate amount not to exceed $15,000,000 and/or to pay any Qualifying IPO Costs, provided that the payment of the portion, if any, of EBG Merger Costs, Integration Costs or Qualifying IPO Costs that exceeds the Available Excess Cash Flow at the time of such payment will reduce the amount of Available Excess Cash Flow available for future distributions made pursuant to the following clause (B), and (B)the Borrower may at any time make cash dividends or payments to the Parent and purchase, redeem or otherwise acquire its own Equity Interests or otherwise, make any payments on behalf, or for the benefit of, the Parent, in an amount equal to the amount of Available Excess Cash Flow as of the relevant date of determination ;
          (i) Section 5.05 is amended by inserting the text that appears below as bolded and underlined text and deleting the text that appears below as struck through text:
     SECTION 5.05. Covenant of Parent. So long as any Advance or any other Obligation (other than contingent obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Term C Commitment hereunder the Parent will not, at any time engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting solely of the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, including such activities as are necessary to comply with applicable Laws including without limitation in accordance with Section 5.01(a), or to comply with Section 5.01(j) and 5.01(u), (v) issuing and repurchasing Equity Interests of itself, including, without limitation, in connection with the consummation of the EBG Merger Transactions, (vi) making cash dividends or payments to US Power GenCo, or making payments on behalf or for the benefit of US PowerGenCo, with the proceeds of any amounts received from the Borrower pursuant to Section 5.02(g), (vii) the Astoria EBG Permitted Transactions and (viii) activities incidental to the businesses or activities described in clauses (i)-(vii) or otherwise necessary in order to consummate the EBG Merger Transactions, including, without limitation, the amendment of its constitutive documents to the extent reasonably necessary to effect the EBG Merger.
Notwithstanding anything herein to the contrary and for the avoidance of doubt, so long as any Advance or any other Obligation (other than contingent obligations of any Loan Party under any Loan Document shall remain unpaid) or any Lender shall have any Term C Commitment hereunder, the Parent will not create, incur, assume or suffer to exist any Debt for Borrowed Money, other than its Obligations under the Loan Documents, the First Lien Loan Documents and the Special LC Facility Documents.

          SECTION 3. Lender Consent; Amendment to Intercreditor Agreement . (a) Upon the occurrence of the Merger Effective Date, the Required Lenders consent to the consummation of the EBG Merger Transactions.
          (b) Upon the occurrence of the Amendment Effective Date (as defined below in Section 4), the Required Lenders hereby consent, direct and authorize the Agents to enter into an amendment and restatement of the Intercreditor Agreement to reflect the Borrower’s ability to secure Debt and Permitted Commodity Hedge Agreements to the extent such Debt or Permitted Commodity Hedge Agreements are permitted to be incurred or entered into and secured under the terms of the Credit Agreement (as amended hereby).
          SECTION 4. Effectiveness of Agreement. This Agreement (other than Sections 2 and 3(a)) shall become effective on the date (the “Amendment Effective Date”) when the conditions set forth in Sections 4(a) and 4(b) below shall have been satisfied. Sections 2 and 3(a) of this Agreement shall become effective on the date (the “Merger Effective Date”) when each of the following conditions set forth in this Section 4 shall have been satisfied:
          (a) Execution of Counterparts. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Parent, the other Guarantors, the Administrative Agent and the Required Lenders or, as to any of the foregoing parties, advice reasonably satisfactory to the Administrative Agent that each of the foregoing parties has executed this Agreement.
          (b) Payment of Fees. The Borrower shall have paid a one-time aggregate fee equal to 0.05% of the aggregate Term C Commitments of the Lenders which deliver duly executed signature pages to this Amendment by 12:00 P.M. (New York time) on May 18, 2007 for the account of each such Lender.
          (c) Other Deliverables. The Administrative Agent shall have received all of the following documents, each such document (unless otherwise specified) dated the Amendment Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent:
     (i) Certified copies of the resolutions of the Board of Directors of Astoria approving the EBG Merger Transactions under the Loan Documents;
     (ii) A certificate of the Borrower signed by a duly authorized officer of the Borrower certifying as to (A) the truth of the representations and warranties contained in Section 4 hereof as though made on and as of the Astoria Merger Effective Date (both before and after giving effect to the EBG Merger Transactions) and (B) after giving effect to this Agreement, the absence of any event occurring and continuing or resulting from the EBG Merger Transactions that constitutes a Default; and
     (iii) Certified copies of a certificate of merger or other confirmation reasonably satisfactory to the Administrative Agent of the consummation of the Astoria Merger and the other EBG Merger Transactions.

          (d) Consummation of Merger. The Astoria Merger and the other EBG Merger Transactions shall have been consummated materially in accordance with the Astoria Merger Agreement, without waiver or amendment of any material term, provision or condition set forth therein in a manner that is materially adverse to the Lenders (except to the extent consented to by the Administrative Agent, such consent not to be unreasonably withheld) and in compliance with all applicable Laws.
          SECTION 5. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) Each Loan Party and each of their respective Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except when the failure to have such power and authority would not be reasonably likely to have a Material Adverse Effect.
          (b) The execution, delivery and performance by each Loan Party of this Agreement are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action and do not (i) contravene any such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of their respective Subsidiaries or any of their properties (other than in each case any conflicts, breaches, defaults or payments that either individually or in the aggregate, could not reasonably be likely to have a Material Adverse Effect), or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of their respective Subsidiaries. No Loan Party or any of their respective Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
          (c) Other than as contemplated by the Astoria Merger Agreement, no Governmental Authorization, and no notice to or filing with any Governmental Authority or any other third party is required for the due execution, delivery or performance by any Loan Party of this Agreement or any of the other Loan Documents, as amended hereby, to which such Loan Party is a party.

          (d) This Agreement has been duly executed and delivered by the Borrower and each Guarantor. This Agreement and each of the other Loan Documents, as amended hereby, to which the Borrower and each Guarantor is a party are legal, valid and binding obligations of such Loan Party, as the case may be, enforceable against such Loan Party as the case may be, in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
          (e) No event has occurred and is continuing that constitutes a Default.
          SECTION 6. Reference to and Effect on the Credit Agreement. (a) On and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.
          (a) On and after the effectiveness of this Agreement, the Amendment Effective Date and the Merger Effective Date, (i) the Credit Agreement, as specifically amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and (ii) each of the Loan Documents to which such Loan Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations.
          (b) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
          SECTION 7. Consent. Each Guarantor hereby consents to matters contemplated by this Agreement (including the amendments to the Credit Agreement contemplated by Section 2 and Section 3 hereof) and hereby confirms and agrees that, (a) notwithstanding the effectiveness of the Agreement or the occurrence of the Amendment Effective Date or the Merger Effective Date, the Collateral Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that, on and after the effectiveness of the Agreement, each reference in the Collateral Documents to the “Second Lien Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by the Agreement, and (b) the Collateral Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein).
          SECTION 8. Costs, Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Agreement and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.
          SECTION 9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASTORIA GENERATING COMPANY ACQUISITIONS, L.L.C., as Borrower
By:	/s/ Adam Allen
	Name:	Adam Allen
	Title:	Treasurer

ASTORIA GENERATING COMPANY HOLDINGS, L.L.C., as Guarantor
By:	/s/ Adam Allen
	Name:	Adam Allen
	Title:	Treasurer

ASTORIA GENERATING COMPANY GP, L.L.C., as Guarantor
By:	/s/ Adam Allen
	Name:	Adam Allen
	Title:	Treasurer

ASTORIA GENERATING COMPANY, L.P., as Guarantor By ASTORIA GENERATING COMPANY GP, L.L.C., its General Partner
By:	/s/ Adam Allen
Name: Adam Allen
Title: Treasurer

ASTORIA OPERATING SERVICES, INC., as Guarantor
By:	/s/ Adam Allen
Name: Adam Allen
Title: Treasurer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as Lender
By:	/s/ Donna M. Souza
Name: Donna M. Souza
Title: Vice President

[Lender signatures excluded.]